AMENDMENT NO. 4 to

                          MARGIN LOAN CREDIT AGREEMENT

      THIS AMENDMENT NO. 4 (this "Amendment"), dated as of February 27, 1998 is entered into between Trace International Holdings, Inc. (the "Borrower" or the "Company") and The Bank of Nova Scotia (including its successors and assigns, the "Lender").

                              W I T N E S S E T H:
                              - - - - - - - - - -

      WHEREAS, pursuant to the Margin Loan Credit Agreement dated as of August 15, 1997 (as amended, amended and restated, supplemented or modified from time to time, the "Credit Agreement"), entered into between the Borrower and the Lender, the Lender extended Commitments to make Loans to the Borrower; and

      WHEREAS, the Borrower has requested, and the Lender has agreed to, an amendment to the Credit Agreement;

      NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1. Use of Defined Terms; Rules of Usage. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall, when capitalized, have such meanings when used in this Amendment.

                                   ARTICLE II

                                    AMENDMENT

      SECTION 2.1. Amendment to Article I to the Credit Agreement (Definitions).

      The following definition is hereby added to Article I of the Credit Agreement in the appropriate alphabetical place:

            "TFLLC Term Facility" means the Amended and Restated Term Credit Agreement, dated as of February 27, 1998, among Trace Foam LLC, the lenders party thereto, Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents, thereunder, as amended, supplemented or restated from time to time.

            "TIHI/TFLLC Note" means the $20,000,000 promissory note, dated as of February 27, 1998, due 2004 of the Borrower and payable to the order of Trace Foam LLC.

      SECTION 2.2. Amendment to Article IX to the Credit Agreement (Negative Covenants).

      (a) Section 9.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

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            "9.1. Indebtedness. The Borrower shall not and shall not permit any of its Subsidiaries (other than CHF Industries, Inc. and its operating Subsidiaries and any Subsidiary which is not a Subsidiary of an Investment Entity) directly or indirectly to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Funded Indebtedness, except:

(i)  the Obligations;

(ii) the Obligations (as such term is defined in the Other Credit Agreement);

(iii) in the case of Trace Foam Sub, the DLJ Facility;

(iv) other Funded Indebtedness of the Borrower and such Subsidiaries outstanding on the Closing Date (as such term is defined in the Other Credit Agreement);

(v) Indebtedness to the United Auto Group, Inc. in a maximum principal amount not to exceed (x) $5,000,000 minus (y) the amount of Contingent Liabilities then outstanding under clause (vi) below;

(vi) Contingent Liabilities of the Borrower in respect of Indebtedness of the Borrower or its Subsidiaries due to trade vendors to the Borrower or any of its Subsidiaries which are not Affiliates of the Borrower, and which Indebtedness is incurred directly to provide goods or services to the Borrower or any of its Subsidiaries, in an aggregate amount not to exceed $5,000,000 at any time outstanding ("Permitted Vendor Guarantees");

(vii) Indebtedness in respect of the CHF SAR Plan so long as (i) no award thereunder may be exercised on or prior to February 17, 2003 (other than as a result of a Change in Control or Recapitalization Transaction, as such terms are defined in the SAR Plan), or (ii) the Borrower shall cause CHF to assume the Borrower'S liability thereunder on or prior to February 17, 2003;

(viii) Indebtedness of Trace SPV LLC and Trace Foam LLC in respect of the TFLLC Term Facility; and

(ix) Indebtedness of the Borrower in respect of the TIHI/TFLLC Note."

      (b) Section 9.4 of the Credit Agreement is hereby amended by (i) deleting the "and" at the end of clause (v) thereof and substituting a ";", and (ii) deleting the "." at the end thereof and adding the following: "; and (vii) the Transactions, as such term is defined in the TFLLC Term Facility.

                                   ARTICLE III

                                  EFFECTIVENESS

      This Amendment shall become effective, as of the date hereof, subject to the execution and delivery of this Amendment by the Borrower and the Lender.


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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Lender to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, the representations and warranties contained in Article VI of the Credit Agreement; provided, however, that this representation shall be deemed to be qualified by the Schedules to the Other Credit Agreement.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      SECTION 5.1. Ratification of and References to the Credit Agreement. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

      SECTION 5.2. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

      SECTION 5.3. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

      SECTION 5.4. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                           TRACE INTERNATIONAL HOLDINGS, INC.

                                           By /s/ Philip N. Smith, Jr.
                                              ----------------------------------
                                              Name:  Philip N. Smith, Jr.
                                              Title: Senior Vice President

                                           THE BANK OF NOVA SCOTIA,

                                           By /s/ Brian Allen
                                              ----------------------------------
                                              Name:  Brian Allen
                                              Title: Senior Relationship Manager